Exhibit 99.1

LEADIS TECHNOLOGY, INC.

2005 Management Bonus Plan

This 2005 Management Bonus Plan (the “Plan”) was approved by the Compensation Committee of the Board of Directors of Leadis Technology, Inc. (the “Company”) on June 24, 2005.

I. Purpose of the Plan:

A. The Plan has been established by the Compensation Committee of the Company to attract, motivate, retain and reward the Company’s executive officers for assisting the Company in achieving its operational goals through exceptional performance.

B. Under the terms of the Plan, cash bonuses, if any, will be awarded to executive officers based on the achievement of specified corporate and individual goals, which shall be determined at the discretion of the Compensation Committee.

II. Determination of Cash Bonuses:

A. The target bonus for each executive officer shall be based on a percentage of such executive officer’s base salary.

B. Bonuses may range from 0% (if minimum results are not achieved) to a maximum of 150% (if results exceed objectives) of the target bonus amount for each executive officer.

C. The target bonus for the Company’s chief executive officer shall be based solely on the Company’s performance.

D. The target bonus for the Company’s senior sales executive shall be weighted so that one-half of the target bonus is based on the Company’s performance and one-half is based on individual performance criteria, as established by the Company’s chief executive officer.

E. The target bonuses for other executive officers of the Company shall be weighted so that three-fourths of the target bonus is based on the Company’s performance and one-quarter is based on individual performance criteria, as established by the Company’s chief executive officer.

F. The Company performance goals for each executive officer shall be based on the Company’s 2005 results of operations, expansion of the Company’s product portfolio, diversification of the Company’s customer base, achievement of recruitment goals, and compliance with requirements of Section 404 of Sarbanes-Oxley Act of 2002, or on other Company performance goals to be determined by the Compensation Committee.

G. The individual performance criteria for each executive officer will vary depending on the Company’s strategic plan initiatives and the responsibilities of the positions held by the executive officers, or on other criteria to be determined by the Compensation Committee.

H. The Company’s Board of Directors and Compensation Committee reserve the right to modify these goals and criteria at any time, or to grant bonuses to the participants even if the performance goals are not met.